Exhibit 10.3

[***]  =  CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS CONFIDENTIAL, (II) IS NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PROMOTION AGREEMENT

This Promotion Agreement (this “Agreement”) is entered into as of September 30, 2020 (the “Effective Date”) by and among AcelRx Pharmaceuticals, Inc., a Delaware corporation, having an address of 351 Galveston Drive, Redwood City, California 94063 (hereinafter referred to as “AcelRx”), La Jolla Pharmaceutical Company, a California corporation, having an address of 4747 Executive Drive, Suite 240, San Diego, California 92121  (hereinafter referred to as “La Jolla”) and Tetraphase Pharmaceuticals, Inc., a Delaware corporation and a wholly-owned subsidiary of La Jolla (“Tetraphase”).  AcelRx, La Jolla and Tetraphase are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, AcelRx and  Tetraphase previously entered into that certain Co-Promotion Agreement dated as of March 15, 2020, as amended (the “Prior Agreement”), pursuant to which the parties thereto each agreed to co-promote certain of the other party’s products;

Whereas, on July 28, 2020, La Jolla acquired Tetraphase, whereupon Tetraphase became a wholly-owned subsidiary of La Jolla;

Whereas, the Parties now wish to terminate the Prior Agreement and enter into this Agreement, pursuant to which La Jolla will support the promotion of AcelRx’s products, on the terms and subject to the conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1     “AcelRx Existing Management” shall mean Vincent J. Angotti, Chief Executive Officer of AcelRx, and Raffi Asadorian, Chief Financial Officer of AcelRx.

1.2     “AcelRx Patents” shall mean any patent or patent application in the Territory owned or controlled by AcelRx during the term of this Agreement relating to the Products, including the method of manufacture or the use thereof.

1.3     “AcelRx Product Rights” shall have the meaning ascribed in Section 9.3 hereof.

1.4     “AcelRx Trademarks” shall mean the trademarks set forth in Schedule A-1, such marks being owned and registered by AcelRx or an AcelRx Affiliate.

1.5     “Affiliate” of a person or entity shall mean any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.6     “Agreement” shall have the meaning provided in the preamble.

1.7     “Applicable Laws” shall mean (a) the applicable statutes, ordinances, other laws, rules, codes, orders, decrees of courts and regulations of any Governmental Authority in the Territory that may be in effect from time to time that apply to a Party’s activities or obligations under or in connection with this Agreement, including the FD&C Act, the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Patient Protection and Affordable Care Act (42 U.S.C. § 18001 et seq.), the Antifraud and Abuse Amendment to the Social Security Act, FCPA, HIPAA, Debarment Laws, and all applicable implementing regulations for the foregoing, all as amended from time to time; and (b) applicable guidelines concerning the advertising and promotion of prescription drug products, including the Office of the Inspector General’s Compliance Guidance Program issued in 2003, the American Medical Association (the “AMA”) Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals, as hereafter amended from time to time (the “PhRMA Code”), the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, and the standards set forth by the Accreditation Council for Continuing Medical Education (“ACCME”) relating to educating the medical community in the United States (“ACCME Standards”), in each case to the extent applicable to the Parties’ activities hereunder and as may be amended or supplemented from time to time.

1.8     “Calendar Quarter” shall mean each three (3) month period commencing with January 1st, April 1st, July 1st and October 1st and ending, respectively, on the following March 31st, June 30th, September 30th and December 31st.

1.9     “Call” shall mean an in-person or remote visit by a member of the La Jolla Sales Force to a provider at an institution that is part of the Target Audience applicable to such member, which shall include: (1) a face-to-face meeting, (2) a video conference, (3) a telephone call, or (4) a substantive email exchange, provided, however, such visit will only constitute a “Call” if it is documented in VEEVA and call notes are provided within VEEVA for each such visit.

1.10     “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.11     “Coordinator” shall have the meaning ascribed in Section 2.1 hereof.

1.12     “Detailing Penalty” shall mean a penalty equal to 10% of net sales (as determined in accordance with GAAP) of XERAVATM (eravacycline) in the Territory during the applicable Calendar Quarter in which La Jolla fails to meet at least [***] of the aggregate detailing requirements set forth in Section 3.3 for such Calendar Quarter.

1.13     “Effective Date” shall have the meaning ascribed in the preamble.

1.14     “Excluded Accounts” shall mean the Target Institutions set forth on Schedule A-1.

1.15     “FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, including the rules and regulations thereunder.

1.16     “FDA” shall mean the United States Food and Drug Administration or any successor entity.

1.17     “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.

1.18     “Field” shall mean the treatment of any and all indications for which the applicable Product is approved in humans in the Territory.

1.19     “Governmental Authority” shall mean any federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.20     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

1.21     “Information” shall have the meaning ascribed in Section 11.1 hereof.

1.22     “JMSC” shall mean the Joint Marketing and Sales Committee formed by the Parties to develop marketing strategies and plans for the Products and to coordinate Product marketing and sales activities, as further described in Section 2.2 hereof.

1.23     “La Jolla Sales Force” shall mean, as of the Effective Date, La Jolla’s sales personnel listed on Schedule A-2 and assigned to call in the Sales Territories listed on Schedule A-2, as such schedule may be amended or supplemented by mutual agreement of the Parties from time to time. In the event that any employee assigned to a Sales Territory listed on Schedule A-2 ceases to be an employee of La Jolla or undertakes a leave of absence, such employee shall cease to be a member of the La Jolla Sales Force and, if a vacancy then exists in any Sales Territory, La Jolla shall (subject to any legal restrictions on the ability to do so, such as the Family and Medical Leave Act) use commercially reasonable efforts to fill such vacancy within 60 days and continue such efforts if the vacancy is not filled within such 60-day period.

1.24     “Liabilities” shall have the meaning ascribed in Section 10.1 hereof.

1.25     “Marketing Plan” shall have the meaning provided in Section 2.3 hereof.

1.26     “Net Sales” shall mean, with respect to any Product, the “Product Sales” of such Product sold by AcelRx, its Affiliates or licensee(s) to Third Parties, as recognized by AcelRx under GAAP. Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales. Sales of Product(s) between or among AcelRx and its Affiliates or licensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or licensees are end users.

1.27     “Product(s)” shall mean the proprietary pharmaceutical products of AcelRx set forth in Schedule A-1.

1.28     “Product Labeling” shall mean (a) the FDA full prescribing information for the applicable Product, including any required patient information, and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for such Product.

1.29     “Promotion Period” shall mean the period starting on the Effective Date and ending on the earlier of (a) the second anniversary of the Effective Date or (b) termination of this Agreement pursuant to Article 7.

1.30     “Promotional Materials” shall mean sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, and broadcast advertisements, in each case created by AcelRx or on its behalf and used or intended for use by the Parties in connection with the promotion of the applicable Product to the Target Audience in the Field hereunder, but excluding any Product Labeling.

1.31     “Regulatory Approvals” shall mean any approvals (including, but not limited to, NDA approval, labeling, pricing and reimbursement approvals), product, biologic and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, importation, export, transport or sale of Products in the Territory.

1.32     “Sales Territories” shall mean the territories listed on Schedule A-2. Each such listed territory, a “Sales Territory.”

1.33     “Target Audience” shall mean the appropriate health care provider that may be a user or purchaser of a Product at an institution within an applicable Sales Territory identified in the applicable Marketing Plan or otherwise approved by the JMSC (such institution being a “Target Institution”).

1.34     “Territory” shall mean the United States and its territories and possessions.

1.35     “Third Party” shall mean any entity other than AcelRx, La Jolla, Tetraphase or an Affiliate thereof.

2.	Scope; Management

It is the objective of the Parties to promote and detail the Products to the Target Audience during the Promotion Period. To achieve this, the Parties agree as follows:

2.1     Coordinators. The Parties shall each appoint an authorized representative (“Coordinator”) with whom communications between the Parties relating to marketing and sales of the Products will be directed. Each Party will notify the other as to the name of the individual so appointed. Each Party may replace its Coordinator at any time, upon written notice to the other Party.

2.2     Management. The Parties shall establish a Joint Marketing and Sales Committee consisting of three representatives of each Party to discuss and coordinate the promotion and detailing of the Products by the La Jolla Sales Force to the Target Audience. An alternate member designated by a Party may serve temporarily in the absence of a permanent member designated by such Party. No business shall be transacted at any meeting of the JMSC unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall be at least four members present or by their alternate, two of whom must be a representative appointed by AcelRx and two of whom must be a representative appointed by La Jolla. Subject to Section 2.3, actions by the JMSC pursuant to this Agreement shall be taken through the mutual agreement of the representatives of both Parties on the JMSC. Each Party shall designate one of its representatives to the JMSC as a Co-Chair of the JMSC. Each Co-Chair of the JMSC will be responsible for coordinating (with the other Co-Chair) the agenda for and preparing the minutes of alternating meetings of the JMSC and for speaking on behalf of his/her constituent Party (i.e., subject to Section 2.3, the approval of a matter by the JMSC shall require the affirmative vote of both Co-Chairs) for purposes of making decisions hereunder. Each Party shall bear its own costs of participating in the JMSC.

2.3     Marketing Plan and Compensation Plan. The JMSC shall develop and approve a plan for promotion and detailing of each Product to the Target Audience by the La Jolla Sales Force (each a “Marketing Plan”); provided, however, that if the JMSC fails to approve a proposed Marketing Plan, then, so long as such Marketing Plan is compliant with the parameters set forth in Schedule B, AcelRx shall have final decision making with respect thereto. The Marketing Plan shall (subject to extension if the Parties agree to extend the Promotion Period) be a plan that includes a comprehensive marketing, promotion and sales strategy for each applicable Product to the Target Audience during the Promotion Period; provided, however, that the Marketing Plan shall be subject to the parameters set forth in Schedule B. Each Party shall be responsible for implementing the activities assigned to such Party in the applicable Marketing Plan (although neither Party warrants the success of the Marketing Plan). In connection with the generation of the Marketing Plans that are submitted to the JMSC, AcelRx shall be responsible for developing the marketing strategies and tactics, including but not limited to the detailing strategies, for the Products set forth in the Marketing Plan; provided, however, that such marketing strategies and tactics shall not require La Jolla to assume responsibility for activities in excess of the amounts set forth in Schedule B; provided, however, that in no event shall La Jolla be required by AcelRx or the JMSC to implement any Marketing Plan or engage in any activity hereunder which is in violation of any Applicable Law or written policy of La Jolla. The JMSC shall also develop and approve an annual compensation plan for the La Jolla Sales Force (each a “Compensation Plan”) that sets forth the management and business objectives for the La Jolla Sales Force and the sales incentives relating to the Products on a quarterly basis, beginning with respect to the Calendar Quarter ending December 31, 2020.

2.4     Meetings of the JMSC.

(a)     The JMSC shall hold meetings at such times and places as shall be determined by the Co-Chairs of the JMSC, but in no event shall such meetings be held less frequently than once every month;

(b)     The JMSC may conduct meetings in person or by telephone or video conference or other means, provided that any decision made during a telephone conference meeting is evidenced in writing signed by the Co-Chairs of the JMSC or via email correspondence;

(c)     By mutual consent of the Co-Chairs of the JMSC, such consent not to be unreasonably withheld, either Party may invite other personnel of its organization to attend appropriate meetings of the JMSC;

(d)     The JMSC shall keep minutes reflecting actions taken at meetings;

(e)     The JMSC may act without a meeting if prior to such action the JMSC members agree regarding such action and a written consent thereto is signed by the Co-Chairs of the JMSC; and

(f)     The JMSC may amend or expand upon the foregoing procedures for its internal operations by mutual consent of the Co-Chairs of the JMSC.

2.5     Limitations of JMSC Powers. The JMSC shall not have any power to amend this Agreement or bind or incur liability on behalf of either Party hereto without such Party’s express prior written authorization, and shall have only such powers as are specifically delegated to them hereunder.

2.6     Authority to Call Meetings. Notwithstanding the regular meeting schedule of the JMSC, a meeting of the JMSC may be called by either Party on ten (10) days’ written notice to the other, unless such notice is waived by the other Party. In the event of any meeting called pursuant to a notice under this Section 2.6, the Party calling the meeting shall provide an agenda for the meeting together with the information that such Party believes is relevant for the items to be discussed. Neither Party shall call more than two (2) additional meetings per Calendar Quarter for the JMSC under this Section 2.6 without the other Party’s consent. The Party not calling the meeting under this Section 2.6 shall select the location for the meeting, subject to Section 2.4(b).

3.	Promotion Of Products

3.1     AcelRx Products. During the Promotion Period and subject to the terms and conditions of this Agreement, AcelRx hereby appoints, on a non-exclusive basis, La Jolla to promote and detail Products to the Target Audience in accordance with the Marketing Plan for the Products; provided, however, that this appointment does not include the right to promote, market, and detail the Products to Professionals, unless such Professionals are in hospitals, in Crossover ASCs or in ambulatory care centers outside the Class of Trade. For purposes of this Section 3.1, “Professionals” means individuals in the Class of Trade and their respective institutions and facilities; and “Class of Trade” means clinicians, dentists, surgeons and other licensed health care practitioners that perform dental (including specialty dental), oral-maxillofacial, cranio-maxillofacial or oral surgery procedures; and “Crossover ASC” means an ambulatory surgery center or outpatient clinic (other than the offices or practice locations of Professionals solely in the Class of Trade), which does not issue purchase orders through a hospital and in which at least one Professional performs procedures in the Class of Trade.

3.2     Promotion Efforts. During the Promotion Period and subject to the terms and conditions of this Agreement, La Jolla shall deploy the La Jolla Sales Force to use commercially reasonable efforts to promote and detail the Products to the Target Audience in the Field in accordance with the applicable Marketing Plan. In this regard, La Jolla shall be responsible for the following:

(a)     La Jolla shall supervise, train and maintain such competent and qualified sales representatives as may be required to promote and detail the Products as provided herein and in the applicable Marketing Plan. It is also agreed that each member of the La Jolla Sales Force shall perform at home-training for the Products for approximately two weeks at half-day training sessions, unless such member has already completed such training under the Prior Agreement. The contents of such training shall be reviewed and approved by the JMSC. Moreover, each member of the La Jolla Sales Force shall satisfactorily complete a reasonable proficiency examination with respect to each Product, unless such member has already completed such examination under the Prior Agreement. If any member of the La Jolla Sales Force cannot satisfactorily complete a proficiency examination after the second attempt, the issue shall be raised with the JMSC for consideration and determination of an appropriate course of action. In addition to the foregoing, AcelRx will provide training to the La Jolla Sales Force on a periodic basis to the extent of any new data generated with respect to the Products and shall provide initial training for the Products to any new member of the La Jolla Sales Force.

(b)     La Jolla shall in all material respects conform its practices and procedures relating to the marketing, detailing and promotion of the Products to the Target Audience in the Field to all Applicable Laws, and shall promptly notify AcelRx of and provide AcelRx with a copy of any correspondence or other reports with respect to the marketing, detailing and promotion of Products submitted to or received from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), PhRMA or the AMA relating to such laws, regulations and guidelines.

(c)     La Jolla shall in all material respects conform its practices and procedures relating to educating the medical community in the United States with respect to the Products to the ACCME Standards and any applicable FDA regulations or guidelines, as the same may be amended from time to time, and promptly notify AcelRx of and provide AcelRx with a copy of any correspondence or other reports submitted to or received from the ACCME with respect to the Products relating to the ACCME Standards or such FDA regulations.

(d)     At La Jolla’s reasonable request, AcelRx shall provide La Jolla with copies of any written communications disseminated by AcelRx generally to its sales force in the Territory relating to marketing, detailing and promotion of Products. The La Jolla Sales Force shall use only promotional materials approved by AcelRx with respect to the Products.

(e)     In connection with the promotion and detailing of Products hereunder, La Jolla and the La Jolla Sales Force shall make no statement, representation or warranty, oral or written, to Third Parties, concerning Products that is inconsistent with, or contrary to, the Products Labeling or Promotional Materials.

3.3     Detailing Requirements. La Jolla hereby agrees as follows:

(a)     At all times during the Promotion Period, (i) it will assign at least one member of the La Jolla Sales Force from Schedule A-2 to Call in each of the Sales Territories and (ii) the La Jolla Sales Force will include at least seven members.

(b)     No member of the La Jolla Sales Force will be assigned to, or make calls in, more than one Sales Territory; provided, however, that a member can be assigned to, or make calls in, more than one Sales Territory to satisfy the detailing requirements for a Sales Territory for which there is a vacancy and during such vacancy.

(c)     That a member of the La Jolla Sales Force shall (i) conduct at least 60 Calls per Calendar Quarter in each Sales Territory in Section A-2, and (ii) conduct Calls with at least 10 separate Target Institutions per month within any given Calendar Quarter in each Sales Territory. Notwithstanding the foregoing, the requirements for a member of the La Jolla Sales Force in a given Calendar Quarter shall be subject to adjustment to the extent that such member takes paid time off and does not work the full number of business days available during such Calendar Quarter as a result of such paid time off (for example, a La Jolla Sales Force member who works 45 business days during a Calendar Quarter (i.e., 75% of the business days available in a Calendar Quarter with 60 business days) shall only be required to conduct at least 45 Calls during such Calendar Quarter in the applicable Sales Territory and to conduct Calls with at least 8 separate Target Institutions during each month in such Calendar Quarter in the applicable Sales Territory). Similar prorated adjustments shall be made for no more than two Sales Territory vacancies in any Calendar Quarter.

3.4     Expenses. Subject to the terms and conditions of this Agreement, during the Promotion Period, each Party will bear any costs and expenses incurred by such Party in the conduct of activities under this Agreement. Notwithstanding the foregoing, any educational or promotional programs related to the Products hosted and presented by AcelRx that are requested in writing by the La Jolla Vice President of Sales and Marketing, including, but not limited to, speaker programs, dinner programs, lunch programs, or the like, shall be funded by La Jolla.

3.5     Sales Force. La Jolla shall not permit any of the La Jolla Sales Force to promote Products unless such sales personnel have been fully trained and qualified in accordance with Section 3.2(a). La Jolla shall be responsible for the compliance of the La Jolla Sales Force with all relevant terms of this Agreement and each Marketing Plan.

3.6     Proprietary Rights in Products and Promotional Materials. La Jolla will not have nor represent that it has any control or proprietary or property interests in the Products. Nothing contained herein shall be deemed to grant either Party, either expressly or by implication, a license or other right or interest in any patent, trademark, copyright or other similar property of the other Party except as may be necessary for such Party to promote and detail Products as provided for in this Agreement.

3.7     Promotional Materials.

(a)     During the Promotion Period, AcelRx shall create and develop, and shall provide to La Jolla, such Promotional Materials relating to Products as are determined by AcelRx, in its sole discretion, to be necessary under the applicable Marketing Plan for distribution to the Target Audience in the Field, it being understood that the costs thereof shall be borne by AcelRx hereunder. The Parties shall establish a tracking system or utilize AcelRx’s tracking system (if appropriate and mutually agreed) for Promotional Materials to ensure that all such Promotional Materials are accurately tracked and submitted to the FDA as required by Applicable Laws. AcelRx will file all Promotional Materials for Products with the FDA if and as required by FDA regulations.

(b)     Other than with the prior written consent of AcelRx, La Jolla shall not create or develop sales, promotional or other similar materials relating to Products for distribution to Third Parties. La Jolla shall distribute Promotional Materials in accordance with the applicable Marketing Plan and with the terms of this Agreement. In no event shall AcelRx be required to distribute any Promotional Materials which contains a reference to La Jolla or any La Jolla product, but AcelRx may identify La Jolla’s involvement in the promotion of Products therein if AcelRx, in its sole discretion, deems it appropriate to do so.

(c)     AcelRx shall own all right, title and interest in and to the Promotional Materials for Products, including all copyrights appurtenant thereto. AcelRx hereby grants to La Jolla the right, during the Promotion Period and subject to the terms and conditions of this Agreement, to use Promotional Materials in connection with its promotion of Products hereunder.

3.8     Sales and Distribution; Recalls. AcelRx shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions with respect to the Products as it would normally take in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to market such Products in the Territory, including, without limitation, the following:

(a)     Manufacturing (if applicable) and distributing the Products in the Territory;

(b)     booking sales and distribution of such Products hereunder and performance of related services. If La Jolla receives any orders for Products in the Territory during the Promotion Period, it shall promptly refer such orders to AcelRx;

(c)     handling all aspects of order processing, invoicing and collection, inventory and receivables;

(d)     ensuring that sufficient stock of the Products will be available in its inventory to promptly fill orders to the Target Audience in the Field, subject to Section 12.8;

(e)     providing customer support, including handling medical queries, and performing other functions consistent with consumer practice for prescription pharmaceuticals and with the applicable Marketing Plan;

(f)     responding to product and medical complaints relating to the Products;

(g)     handling all returns of the Products. If any Product is returned to La Jolla, it shall be shipped to AcelRx’s nearest facility, with any reasonable or authorized shipping or other documented direct cost to be paid by AcelRx. La Jolla, if requested by AcelRx, shall advise the customer who made the return that the Product has been returned to AcelRx;

(h)     handling all voluntary recalls and market withdrawals of the Products. La Jolla will make available to AcelRx, upon request, all of La Jolla’s pertinent records which AcelRx may reasonably request to assist it in effecting any recall or market withdrawals. Any and all reasonable and documented costs and expenses incurred by La Jolla in the conduct of any such recall or market withdrawal of a Product shall be reimbursed by AcelRx, except to the extent such recall or market withdrawal was the result of the failure of La Jolla to comply with its obligations under this Agreement;

(i)     communicating with any governmental agencies and satisfying their requirements regarding Regulatory Approvals of the Products in the Territory; provided La Jolla may communicate directly with a governmental agency which has contacted La Jolla in connection with its detailing activities hereunder (and if La Jolla is so contacted with respect to its detailing activities regarding the Products hereunder, La Jolla shall to the extent La Jolla is legally permitted to do so notify and consult with AcelRx regarding such communication with such governmental agency); and

(j)     reporting adverse reaction reports for the Products to U.S. regulatory authorities as required by applicable U.S. law or regulation.

Notwithstanding the applicable Marketing Plan or any other provision herein to the contrary, AcelRx shall have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of the Products, including, without limitation, the price at which the Products will be sold, any discounts attributable to payments on receivables and distribution of the Products. In addition, notwithstanding any other provision herein to the contrary, AcelRx and its Affiliates shall at all times retain the right to promote and detail the Products in the Territory using its sales force in any manner.

4.	Financial Consideration

4.1     Product Revenue Share. AcelRx shall pay to La Jolla [***] of Net Sales of Products sold by or on behalf of AcelRx during the Term to the Target Institutions in the Sales Territories set forth in the Marketing Plan (other than Net Sales of Product sold to the Excluded Accounts). The foregoing revenue share payment shall be made on a Calendar Quarter basis, with such payment to be made by the sixtieth (60th) day after the end of the applicable Calendar Quarter.

4.2     Incentive Compensation. [***].

4.3     Penalty. In the event that La Jolla fails to meet at least [***] of the aggregate detailing requirements set forth in Section 3.3(c) in a given Calendar Quarter, then La Jolla will pay the Detailing Penalty to AcelRx. Such penalty shall be paid by La Jolla to AcelRx within 60 days of the end of each Calendar Quarter during which La Jolla failed to meet the applicable detailing requirements; provided, however, AcelRx may offset the Detailing Penalty against any revenue share payment to be made by AcelRx to La Jolla for such Calendar Quarter. The foregoing penalty shall be the sole recourse and damages for any failure by La Jolla to meet the promotional requirements set forth in Section 3.3. La Jolla will send AcelRx a monthly call update from VEEVA 15 days after month end. This update will take into account vacancies and vacations.

4.4     Method of Payment. Unless otherwise agreed by the Parties, all payments due from AcelRx to La Jolla under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the following account:

Beneficiary Name:	[***]

Beneficiary Account #:	[***]

Bank Name:	[***]

ABA#:	[***]

Swift Code:	[***]

AcelRx shall prepare and deliver to La Jolla revenue share reports of the sale of Products for each Calendar Quarter within [***] of the end of each such Calendar Quarter specifying in the aggregate and on a Product-by-Product basis: (a) total gross amounts for Products sold or otherwise disposed of; (b) the calculation of Net Sales; and (c) revenue share payable on such Net Sales.

4.5     Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of [***]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Applicable Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 7.

4.6     Records and Audits. AcelRx will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding calendar year. La Jolla will have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by it and subject to AcelRx’s prior written consent (which shall not be unreasonably withheld), review any such records of AcelRx and its Affiliates and licensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than 30 days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 4.1 within the 12-month period preceding the date of the request for review. No 12-month period will be subject to audit under this Section 4.6 more than once. AcelRx will receive a copy of each such report concurrently with receipt by La Jolla. Should such inspection lead to the discovery of a discrepancy to La Jolla’s detriment, AcelRx will, within 45 days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 4.5. La Jolla will pay the full cost of the audit unless the underpayment of amounts due to La Jolla is greater than [***] of the amount due for the entire period being examined, in which case AcelRx will pay the cost charged by such accounting firm for such audit. Should the audit lead to the discovery of an undisputed discrepancy to AcelRx’s detriment, AcelRx may credit the amount of the discrepancy, without interest, against future payments payable to La Jolla under this Agreement, and if there are no such payments payable, then La Jolla shall pay to AcelRx the amount of the discrepancy, without interest, within 45 days of La Jolla’s receipt of the report.

4.7     Taxes. In the event that any Applicable Law requires AcelRx to withhold taxes with respect to any payment to be made by AcelRx pursuant to this Agreement, AcelRx will notify La Jolla of such withholding requirement prior to making the payment to La Jolla and provide such assistance to La Jolla, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in La Jolla’s efforts to claim an exemption from or reduction of such taxes. AcelRx will, in accordance with such Applicable Law, withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish La Jolla with proof of payment of such taxes within 30 days following the payment. If taxes are paid to a tax authority, AcelRx shall provide reasonable assistance to La Jolla to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

5.	Trademarks

5.1     Labeling; Ownership of Trademarks for Products. When packaged, all quantities of Products distributed by AcelRx to the Target Audience will bear the applicable AcelRx Trademarks (or such other trademarks determined by AcelRx) and the Product Labeling only. In addition, all Promotional Materials shall feature the applicable AcelRx Trademarks (or such other trademarks determined by AcelRx). The ownership and use of the AcelRx Trademarks shall be governed by the following provisions:

(a)     AcelRx or an Affiliate of AcelRx shall retain the ownership of the entire right, title and interest in and to the AcelRx Trademarks.

(b)     AcelRx shall, at its cost and expense, file (to the extent necessary) in the Territory and endeavor in good faith to obtain the registration of the AcelRx Trademarks in the Territory, and, when registered, thereafter maintain the AcelRx Trademarks in the Territory. La Jolla agrees that in using AcelRx Trademarks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of the AcelRx Trademarks or the registration thereof, and the registration will remain in the ownership of AcelRx. Such AcelRx Trademarks will be used by La Jolla on behalf of, and in the interest of, AcelRx, and La Jolla will first obtain the written approval of AcelRx of the form and manner in which the AcelRx Trademarks will be used upon, in connection with, or in relation to materials other than Promotional Materials as may be permitted by this Agreement.

(c)     La Jolla recognizes AcelRx’s title in and to the AcelRx Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of AcelRx in and to the AcelRx Trademarks and the registration thereof. Wherever the AcelRx Trademarks are used (e.g., on any package, label or advertisement), the first or most prominent use shall always be accompanied by a legend acceptable to AcelRx indicating that the applicable AcelRx Trademark is a registered trademark of AcelRx and the AcelRx Trademarks are licensed to La Jolla by AcelRx. In the event that La Jolla, either directly or indirectly, challenges the title of AcelRx to any AcelRx Trademark or the validity of such registration obtained by AcelRx for the same, and La Jolla fails to withdraw such challenge within one month of receipt of AcelRx’s written request therefor, AcelRx shall have the right to immediately terminate this Agreement. For clarity, such termination shall constitute a termination for material breach but shall not be subject to further cure under Section 7.4.

(d)     La Jolla shall, upon AcelRx’s request, and at AcelRx’s expense, reasonably assist AcelRx in any action reasonably necessary or desirable to protect the AcelRx Trademarks used or proposed to be used hereunder. La Jolla shall as soon as practicable notify AcelRx of any apparent infringement by a Third Party of any of the AcelRx Trademarks.

(e)     After discussion and upon notice and demand from AcelRx, La Jolla shall immediately discontinue the use of any of the AcelRx Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights, unless La Jolla determines that it does not wish to discontinue use of any of the AcelRx Trademarks, in which case all liability of AcelRx, La Jolla and their respective Affiliates arising out of La Jolla’s use of any such AcelRx Trademark after such notice shall be borne by La Jolla. In the event of any such Third Party notice, request by AcelRx to discontinue the use of an AcelRx Trademark and subsequent discontinuance by La Jolla, AcelRx shall select a new AcelRx Trademark to be used with such AcelRx Product and shall promptly notify La Jolla in writing of such selection.

6.	Operating Procedures

6.1     Exchange of Information.

(a)     Each Party shall use reasonable efforts to provide the other Party with such information as the other Party may reasonably require and request during the Promotion Period in order to support the promotion and sales effort for the Products.

(b)     During the Promotion Period and subject to any other provision of this Agreement, each Party will use reasonable efforts to provide the other with all information relevant to the detailing and promotion of the Products to the Target Audience in the Field within a reasonable time after such information becomes known to the Party, provided such information is not received from an independent Third Party under a secrecy obligation. In addition, AcelRx shall use reasonable efforts to provide the La Jolla Sales Force the same information at substantially the same time with respect to Products in the Field as it does its sales force dedicated to the Target Audience in the Field. The Parties agree that the actual information to be provided by each Party under this Section 6.1(b) shall ultimately be determined by the JMSC and that any additional costs borne by either Party in order to comply with this Section 6.1(b) shall be shared equally by the Parties.

(c)     The Parties shall comply with the terms and conditions set forth on Schedule C and will cause their controlled Affiliates to comply with such Party’s obligations set forth on Schedule C.

6.2     Voluntary Product Recalls. If either Party believes that a voluntary recall or market withdrawal of a Product is necessary, such Party shall notify the other Party within 48 hours of its determination and if AcelRx so determines both Parties shall cooperate to allow such recall or market withdrawal to occur under the direction of AcelRx (as set forth in Section 3.8). In the event of a dispute about whether to recall a Product, AcelRx shall have the final authority with respect to such matters, which authority shall be exercised reasonably and in good faith and subject to Section 3.8.

6.3     Regulatory Obligations. AcelRx shall be solely responsible for all activities in connection with the Regulatory Approvals for the Products in the Territory, including without limitation communicating and preparing and filing all reports (including without limitation adverse drug experience reports) with the FDA. La Jolla agrees to cooperate with AcelRx as requested, at AcelRx’s expense, in preparing and filing all such reports. AcelRx shall pay all fees associated with obtaining and maintaining the Regulatory Approvals including, without limitation, any establishment license fees of AcelRx or Third Parties which must be paid with respect to facilities used in the manufacture of the Products.

7.	Term Of Agreement And Termination

7.1     Term. The term of this Agreement shall commence on the Effective Date and continue until the earlier of the end of the Promotion Period or the termination of this Agreement, as permitted herein (the “Term”).

7.2     Voluntary Termination. Each of AcelRx and La Jolla shall have the right to terminate this Agreement for any reason or no reason effective upon 30 days’ prior written notice to the other Party; provided, however, that La Jolla shall not have the right to terminate this Agreement pursuant to this provision until after the first anniversary of the Effective Date.

7.3     Change of Control. In the event a Party undergoes a Change of Control, such Party will provide written notice thereof promptly upon the consummation of such Change of Control to the other Party. Upon consummation of a Change of Control of AcelRx, La Jolla shall have the right to terminate this Agreement effective upon one month prior written notice to AcelRx; provided, however, that La Jolla shall not have the right to terminate this Agreement pursuant to this provision unless the AcelRx Existing Management does not retain their management positions following such Change of Control of AcelRx.

7.4     Termination for Material Breach. Either Party shall have the right to terminate this Agreement by written notice to the other Party in the event that the other shall commit any material breach of this Agreement and shall fail to remedy same within [***] after being called upon in writing to do so (provided that such cure period shall instead be [***] in the event of a breach consisting of a failure to timely pay amounts due under Section 4).

7.5     Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement effective upon written notice to the other Party in the event the non-notifying Party becomes insolvent or makes an assignment for the benefit of creditors, or in the event bankruptcy or insolvency proceedings are instituted against the non-notifying Party or on the non-notifying Party’s behalf, provided that in the event such proceedings are instituted against the non-notifying Party by a Third Party, such termination right shall not become effective until such involuntary proceedings have continued for a period of [***] without having been dismissed.

7.6     Other Termination Rights. La Jolla shall have the right to terminate this Agreement, effective upon written notice to AcelRx in the event that: (a) the manufacture, use or sale of the Products infringes or is claimed to infringe the proprietary intellectual property rights of a Third Party, (b) its activities hereunder with respect to the Products are in violation of any Applicable Law, (c) the Products are unreasonably unsafe or dangerous, (d) any Product is recalled for greater than [***] that prevents the delivery of such Product to customers, or (e) a generic entrant enters the market.

7.7     Reversion of Rights Upon Termination or Expiration. Upon any termination or expiry of this Agreement pursuant to this Article 7, for whatever reason, then, in any such case, all of La Jolla’s rights hereunder regarding Products and the use of the AcelRx Trademarks and the Promotional Materials for Products shall automatically terminate, effective as of such time, and La Jolla shall have no further rights thereto.

7.8     Effect of Termination. Termination of this Agreement in whole or in part shall not relieve the Parties of any amounts owing between them or their obligations hereunder with respect to limiting disclosure and use of Confidential Information. Without limiting the foregoing, the provisions of Sections 4, 9, 10, 11 and 12 of this Agreement shall survive the expiration or termination of this Agreement. Upon termination or expiration hereof, La Jolla shall promptly return to AcelRx all Promotional Materials then in the possession of La Jolla, its Affiliates and any of their respective sales representatives.

7.9     Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

8.	Representations And Warranties; Covenant.

8.1     Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

(a)     such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of Applicable Law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

(b)     this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Each Party expressly represents and warrants that it has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby; and

(c)     it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

8.2     AcelRx Representations and Warranties. AcelRx represents and warrants to La Jolla as follows:

(a)     To the best of its knowledge as of the Effective Date, the manufacture, use, importation, offer for sale or sale of the Products to the Target Audience in the Field as contemplated hereunder does not infringe any Third Party intellectual property right in the Territory; and

(b)     that with respect to all regulatory filings to obtain Regulatory Approvals, the data and information in AcelRx’s submissions are and shall be free from fraud or material falsity, that the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in AcelRx’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Regulatory Approvals shall have been obtained without illegal or unethical behavior of any kind.

8.3     Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

8.4     Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

8.5     Non-Solicit. During the Promotion Period and for one year thereafter, neither Party will either, directly or indirectly, solicit or attempt to solicit any employee of the other Party to terminate his, her or its relationship with the other Party in order to become an employee to or for such Party or any of its Affiliates.

9.	Ownership Of Intellectual Property And Patent Rights.

9.1     Intellectual Property. As between the Parties, AcelRx shall solely own all right, title and interest in Products, AcelRx Patents, AcelRx Trademarks, Product Labeling and Promotional Materials.

9.2     Patent Prosecution. As between the Parties, AcelRx shall have the sole right, but not the obligation, to file applications for, prosecute and maintain the AcelRx Patents. AcelRx shall not be obligated to disclose to La Jolla any prosecution information relating to the AcelRx Patents.

9.3     Enforcement Rights.

(a)     Notification of Infringement. If La Jolla learns of any misappropriation of any Products, AcelRx Patents, AcelRx Trademarks or Information (the “AcelRx Product Rights”), or any infringement or threatened infringement by a Third Party of the AcelRx Patents in the Territory, La Jolla shall promptly notify AcelRx and shall provide AcelRx with all available evidence of such misappropriation or infringement.

(b)     Enforcement of Patents and Product Rights in the Territory. As between the Parties, AcelRx shall have the sole right, but not the obligation, to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any AcelRx Patents or any misappropriation of the AcelRx Product Rights in the Territory, by counsel of its own choice. During the Term and for twelve months thereafter, La Jolla shall cooperate with AcelRx, at AcelRx’s expense, in any such action or proceeding brought by AcelRx against a Third Party. Any amounts recovered by AcelRx pursuant to this subsection (b) shall belong exclusively to AcelRx.

10.	Indemnification; Insurance

10.1     Indemnification by AcelRx. Except as set forth in Section 10.2 hereof, and except to the extent caused by La Jolla’s or its Affiliates’ grossly negligent, reckless or willful acts or omissions, AcelRx shall indemnify, defend and hold La Jolla and its Affiliates and their directors, officers, employees and agents harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Liabilities”), which arise from any claim, lawsuit or other action by a Third Party (a) caused by the manufacture, use or sale of Products in the Territory during the Promotion Period; (b) that are attributable to statements or representations by AcelRx, its employees, or its agents regarding the Products; (c) that arise from AcelRx’s breach of any of its representations, warranties or covenants under this Agreement; (d) that are attributable to statements or representations by La Jolla, its employees, or its agents regarding the Products, that are consistent with, or in accordance with, the Product Labeling or Promotional Materials; (e) that, in the case of any trademark infringement claim, lawsuit or other action, result solely from La Jolla’s proper use of AcelRx Trademarks in accordance with the terms of this Agreement; or (f) claiming that the manufacture, use or sale of the Products infringes the patent, copyright or other intellectual property right of such party.

10.2     Indemnification by La Jolla. Except as set forth in Section 10.1 hereof, and except to the extent caused by AcelRx’s, or its Affiliates’ or Third Party sublicensees’ grossly negligent, reckless or willful acts or omissions, La Jolla shall indemnify, defend and hold AcelRx and its directors, officers, employees, agents and Affiliates harmless from and against any Liabilities, which arise from any claim, lawsuit or other action by a Third Party that arise from La Jolla’s breach of any of its representations, warranties or covenants under this Agreement.

10.3     Insurance. Each Party, at its own expense, shall maintain comprehensive general/product liability insurance with a minimum limit of liability per claim of US$10,000,000 and shall provide the other Party, at its request, with a certificate of such insurance naming the other Party as an additional insured. Each Party’s insurance policy shall require at least 30 days’ notice to the other Party prior to cancellation or material change in the policy. Such notices of cancellation or material change shall be given in accordance with Section 12.8 hereof.

10.4     LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 10.4 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 11 OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 10.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 10 WITH RESPECT TO ANY LIABILITIES INCURRED OR DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

11.	Confidentiality

11.1     Confidential Information. The Parties hereto recognize that technical, scientific and other data and information relating to Products, as well as information relating to a Party’s technology, know-how, processes, patent applications, trade secrets, inventions, ideas, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, regulatory, marketing, servicing, financing or personnel matters, present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form (hereinafter referred to collectively as “Information”), disclosed by one Party or its Affiliates to the other or its Affiliates hereunder, is of considerable value to the disclosing Party and is to be considered highly confidential. For the purposes hereof, “Confidential Information” shall hereinafter collectively mean that Information received by a receiving Party from a disclosing Party. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties and the Marketing Plan relating to the Products will be considered the Confidential Information of AcelRx. References to the receiving Party in this Article 11 refer to La Jolla and its Affiliates, if any, on the one hand, and AcelRx and its Affiliates, on the other hand, as the case may be.

La Jolla and AcelRx will, through the JMSC, mutually agree on the Information which is to be presented to the Target Audience relating to the detailing of Products. This Information is not considered to be Confidential Information. Each Party will limit the dissemination of Confidential Information throughout its organization to those with a need to know.

The amount of a Party’s Confidential Information to be disclosed to the other Party hereunder shall be completely within the discretion of the disclosing Party. To the extent practical, Confidential Information shall be disclosed in tangible form and marked as “Confidential.” Information disclosed in an intangible form, such as orally or by visual inspection, shall not be considered Confidential Information unless the disclosing Party confirms in writing the fact and general nature of the disclosure within one month after it is made.

Notwithstanding anything in this Agreement to the contrary, neither Party shall at any time provide the other Party with any technical information or data, including but not limited to, technical information relating to the Products, including but not limited to, information and data relating to formulation, and analytical methods, unless such technical information is already in the public domain.

11.2     Obligation to Maintain Confidentiality of Information. Each Party hereby covenants not to use Confidential Information of the other Party received by it or its Affiliates, or any part thereof, except in accordance with this Agreement. In addition, each receiving Party shall keep all Confidential Information of the other Party received by it or its Affiliates in complete confidence and shall not disclose or make such Confidential Information, or any part thereof, available to Third Parties except:

(a)     In the case of AcelRx, for the purpose of obtaining and maintaining any necessary Regulatory Approvals for the sale of the Products under this Agreement in the Territory;

(b)     To the extent that the disclosing Party may agree in writing, such agreement shall be obtained prior to such disclosure by receiving Party;

(c)     To the extent that such Confidential Information can be demonstrated by written records to be known to the receiving Party or its Affiliates at the time or receipt thereof from the disclosing Party;

(d)     To the extent that such Confidential Information is or may become a matter of public knowledge by virtue of the action of a party other than the receiving Party or its Affiliates; or

(e)     To the extent such Information is independently developed by the receiving Party or its Affiliates without reference to or reliance upon the disclosing Party’s Confidential Information.

11.3     Information Disclosed Prior to Effective Date. All Information disclosed prior to the Effective Date shall be subject to the confidentiality and non-use provisions set forth in that certain Confidentiality Agreement dated July 29, 2019 between AcelRx and Tetraphase, as amended on January 23, 2020 (the “Confidentiality Agreement”), provided that all non-public information of La Jolla shall be treated as confidential information of Tetraphase for purposes of such agreement.

11.4     Survival of Obligation. Obligations under this Article 11 shall be in force during the term of this Agreement and any extension thereof and shall survive expiration or termination (as the case may be) of this Agreement for a period of five years.

12.	General Provisions

12.1     Integration/Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Schedules referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, provided that this Agreement shall not supersede the Confidentiality Agreement, which remains in full force and effect. No rights or licenses with respect to Products, AcelRx Patents, AcelRx Trademarks, Product Labeling or Promotional Materials are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

12.2     Termination of Prior Agreement. As of the Effective Date, the Prior Agreement is hereby terminated, whereupon AcelRx and Tetraphase shall have no further rights or obligations thereunder. Notwithstanding the termination of the Prior Agreement, Tetraphase shall not be required to return any promotional materials of AcelRx pursuant to Section 6.8 of the Prior Agreement (which materials shall be used for promotion of such Products under this Agreement).

12.3     Relationship Between the Parties. The Parties have no ownership interest in the other and their relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.4     Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

12.5     Assignment. This Agreement is binding upon and inures to the benefit of the Parties to it, and to their permitted successors and assigns. No Party may assign or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement except to an Affiliate. If a Party assigns this Agreement to an Affiliate, such Party will also promptly inform the other Party and guarantee the performance by its Affiliate of all of such Party’s obligations under the Agreement. Notwithstanding the foregoing to the contrary, either Party may, with notice, but without consent and at its sole discretion, assign any or all of its rights and obligations under this Agreement to a Third Party in connection with the sale, transfer or other disposition of the part of its business to which this Agreement relates or other Change of Control of such Party. Any such permitted assignment shall only be effective upon the written agreement of the Affiliate or Third Party to be bound by the terms of this Agreement.

12.6     No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

12.7     Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

12.8     Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier or by facsimile or email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt (or, in the case of facsimile or email, the date confirmation of receipt is sent); (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to La Jolla or Tetraphase, notices must be addressed to:

La Jolla Pharmaceutical Company
4747 Executive Drive, Suite 240
San Diego, California 92121
Attn: Chief Financial Officer
Email: [***]

With a copy to:

Gibson, Dunn & Crutcher, LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
Attn: Ryan A. Murr
Email: [***]

If to AcelRx, notices must be addressed to:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Attention: Chief Financial Officer

Telephone: (650) 216-3500

With a copy to:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, California 94063

Attention: Legal Department

Telephone: (650) 216-3500

Email: [***]

12.9     Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, pandemics, epidemics, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a three- month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Sections 7.7, 7.8, and 7.9.

12.10     Governing Law. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of its laws regarding choice or conflict of laws.

12.11     Interpretation

(a)     Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)     Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c)     Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d)     Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e)     Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

12.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

12.13     Further Assurances. Each Party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

12.14     Public Disclosure. Except to the extent such disclosures are already in the public domain or are necessary, in the reasonable judgment of a Party, to comply with Applicable Law, no announcement, news release, public statement, publication, or presentation announcing for the first time the existence of this Agreement will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld (provided that each Party agrees to give the other Party reasonable advance notice of any such announcement, news release, public statement, publication, or presentation). Except to the extent such disclosures are already in the public domain or are necessary, in the reasonable judgment of a Party, to comply with Applicable Law, no announcement, news release, public statement, publication, or presentation relating to the terms of this Agreement will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement, so that such initial announcement or press release by each is made contemporaneously. In all disclosures described in this paragraph, the disclosing Party shall provide advance notice of such disclosure, and a copy of such disclosure, as soon as possible, and the other Party shall have the right to review and comment on such disclosure.

[Remainder of page intentionally left blank.]

In Witness Whereof, the Parties and Tetraphase, intending to be bound hereby, have executed this Agreement as of the date first written above.

AcelRx Pharmaceuticals, Inc.		La Jolla Pharmaceutical Company

By:	/s/ Vincent J. Angotti	By:	/s/ Larry G. Edwards

Name:	Vincent J. Angotti	Name:	Larry G. Edwards

Title:	CEO	Title:	President & CEO

Tetraphase Pharmaceuticals, Inc.

		By:	/s/ Larry G. Edwards

		Name:	Larry G. Edwards

		Title:	President & CEO

List of Schedules

SCHEDULE A-1 – PRODUCTS; ACELRX TRADEMARKS; EXCLUDED ACCOUNTS

SCHEDULE A-1 – SALES TERRITORIES; LA JOLLA SALES FORCE

SCHEDULE B – MARKETING PLAN PARAMETERS

SCHEDULE C – ACELRX Complaint and Drug Safety Reporting